UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 26, 2011
INTERPHASE CORPORATION
(Exact name of registrant as specified in its charter)

Texas	1-35267	75-1549797

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 North Dallas Parkway, Suite 200, Plano, Texas	75093

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 654-5000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On October 26, 2011, Interphase Corporation (the “Company”) entered into an indemnification agreement with each of its directors and officers. A copy of the form of indemnification agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The following description is qualified in its entirety by reference to the form of indemnification agreement.
The indemnification agreements provide, subject to the terms and conditions set forth therein, among various other things, if the indemnitee was, is, or becomes a party to, witness in, or other participant in or is threatened to be made a party to, witness in, or other participant in a claim by reason of or arising in whole or in part out of an indemnifiable event, the Company will indemnify the indemnitee to the fullest extent permitted by law against any and all expenses, judgments, fines, excise and similar taxes, penalties, and amounts paid in settlement of such claim. The indemnification agreements also provide for advancement of expenses incurred by an indemnitee in connection with an indemnifiable claim, subject to reimbursement in certain circumstances. In addition, the indemnification agreements govern various procedural matters related to indemnification.
The rights of each indemnitee are in addition to any other rights provided for under the Company’s Amended and Restated Bylaws, as they may be amended from time to time, and under Texas law.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) The information set forth in Item 1.01 of this report is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
Exhibit 10.1 — Form of Indemnification Agreement.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interphase Corporation
	By:	/s/ Thomas N. Tipton Jr.
Date: November 1, 2011		Title: Chief Financial Officer,
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 10.1	Form of Indemnification Agreement